Exhibit 23.1



                          INDEPENDENT AUDITOR'S CONSENT

We consent to the incorporation by reference in the Registration Statement (No. 333-110967) of Capital Senior Living Corporation, and the related Prospectus, of our reports dated February 14, 2003 with respect to the financial statements of Triad Senior Living II, LP, Triad Senior Living III, LP, Triad Senior Living IV, LP and Triad Senior Living V, LP included in the Current Report on Form 8-K/A of Capital Senior Living Corporation, filed with the Securities and Exchange Commission on October 10, 2003. We also consent to the reference to our firm under the caption "Experts" in the Prospectus and any related Prospectus Supplement.


/s/ Lane Gorman Trubitt, L.L.P.

Dallas, Texas
January 28, 2004